FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | PENDING             |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940


/__/ Check this box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).

/__/ Form 3 Holdings Reported

/__/ Form 4 Transaction Reported


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1. Name and Address of Reporting Person

        HALAND                      YNGVE
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       (Last)                       (First)                    (Middle)

        KLARABERGSVIADUKTEN 70,     BOX 70381
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                                    (Street)

       STOCKHOLM                    SWEDEN
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       (City)                       (State)                    (Zip)

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2. Issuer Name and Ticker or Trading Symbol

        AUTOLIV, INC. (ALV)
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3. IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

        12/01
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ___ Director                               ___ 10% Owner
   _X_ Officer (give title below)             ___ Other (specify below)

            Vice President, Research & Development
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7. Individual or Joint/Group Reporting (check applicable line)
    _x_ Form Filed by One Reporting Person

    ___ Form Filed by More than one Reporting Person


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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)

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2. Transaction Date (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

    ----------------            -----------------          -----------------
         Amount                     (A) or (D)                    Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]





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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible
           securities)
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1. Title of Derivative Security (Instr. 3)

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2. Conversion of Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

        ------------------                        ------------------
               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

       -----------------------               ---------------------------
           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

    -------------------------------        -------------------------------
               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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[TYPE ENTRIES HERE]


----------- ------------- -------- -------------- -------------------------- ----------------------------- -------------- ------
1.          3.            4.       5.             6.                         7.                            9.             10.
----------- ------------- -------- -------------- -------------------------- ----------------------------- -------------- ------
Options     06/18/01      A(1)     (A) 3,595      06/18/02      06/18/11     Common Stock(3)      3,595    11,895(4)      D
----------- ------------- -------- -------------- -------------------------- ----------------------------- -------------- ------
Options     06/18/01      A(2)     (A) 8,300      06/18/02      06/18/11     Common Stock(3)      8,300    11,895(4)      D
----------- ------------- -------- -------------- -------------------------- ----------------------------- -------------- ------

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   EXPLANATION OF RESPONSES:

(1) The options were issued pursuant to the commitments assumed on December 15, 2000, in connection with the cancellation of previously issued options. The options represent 20% of the number of options canceled.

(2)      The options were issued pursuant to the 1997 Stock Incentive Plan.

(3)      Common Stock, par value $1 per share.

(4) This number does not include other derivative securities (Restricted Stock Units) held and previously reported.

       /S/ Yngve Haland                                  2/12/02
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   **  SIGNATURE OF REPORTING PERSON                     DATE



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** Intentional misstatements or omissions of facts constitutE Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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